SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
New Valley Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEW VALLEY CORPORATION
100 S.E. Second Street
Miami, Florida 33131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2005
To the Stockholders of New Valley Corporation:
      The Annual Meeting of Stockholders of New Valley Corporation, a Delaware corporation (the “Company”), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131, on Monday, May 23, 2005, at 2:00 p.m., local time, or at any postponement or adjournment thereof, for the following purposes:

1. To elect eight directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

2. To amend the Company’s Certificate of Incorporation to decrease the authorized number of Common Shares from 100,000,000 to 50,000,000.

3. To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.
      Vector Group Ltd., which owns approximately 55.1% of the Common Shares, has advised the Company that it intends to vote its Common Shares in favor of the election of the eight nominated directors and the amendment to the Company’s Certificate of Incorporation. Therefore, approval of such matters is assured.
      Every holder of record of Common Shares of the Company at the close of business on April 19, 2005 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each Common Share held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 13, 2005 to May 23, 2005, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 are enclosed herewith.

By Order of the Board of Directors,

Bennett S. LeBow
Chairman of the Board of Directors
Miami, Florida
April      , 2005

NEW VALLEY CORPORATION
100 S.E. Second Street
Miami, Florida 33131

PROXY STATEMENT

INTRODUCTION
      The enclosed proxy is solicited on behalf of the board of directors of New Valley Corporation, a Delaware corporation (the “Company”). The proxy is solicited for use at the annual meeting of stockholders to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, May 23, 2005, at 2:00 p.m., local time, and at any postponement or adjournment. The Company’s principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.
VOTING RIGHTS AND SOLICITATION OF PROXIES
      Every holder of record of Common Shares of the Company at the close of business on April 19, 2005 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each Common Share held by such holder. At the record date, the Company had outstanding 23,332,036 Common Shares. This proxy statement, accompanying notice and proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 are first being mailed to stockholders on or about April      , 2005.
      Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the annual meeting to the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present for quorum purposes. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.
      All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the board’s nominees and FOR the amendment to the Certificate of Incorporation to decrease the number of Common Shares authorized for issuance. The nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the holders of a majority of the outstanding Common Shares will be required to approve the amendment to the Company’s Certificate of Incorporation. The affirmative vote of the majority of votes present and entitled to vote on the matter at the meeting will be necessary for approval of any other matters to be considered at the annual meeting. With respect to the election of directors, shares as to which authority is withheld and broker shares that are not voted will not be included in determining the number of votes cast. With respect to other matters, abstentions and broker shares that are not voted are not treated as present and entitled to vote on the matter.
      As of the record date, Vector Group Ltd. owned approximately 55.1% of the Common Shares of the Company. Bennett S. LeBow, the controlling stockholder of Vector Group, is Chairman of the Board and Chief Executive Officer of the Company.
      Vector Group has advised the Company that it intends to vote all of its Common Shares in favor of the election of the eight nominated directors and in favor of the amendment to the Company’s Certificate of Incorporation. Such action by Vector Group will be sufficient to elect these directors and approve the amendment without any action on the part of any other holder of Common Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding all persons known by the Company to own beneficially more than 5% of the Company’s Common Shares, the only class of its voting securities, as of the record date. The number of shares beneficially owned by each beneficial owner listed below is based upon the number reported by such owner in documents publicly filed with the SEC, publicly available information or information available to the Company. The number of shares and percentage of class include shares of which such beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

	Number of
	Common		Percentage
Name and Address	Shares		of Class

Bennett S. LeBow	12,849,118	(1)	55.1%
Vector Group Ltd.
VGR Holding Inc.
100 S.E. Second Street
Miami, FL 33131
New Valley Holdings, Inc.
104F Springer Building
3411 Silverside Road
Wilmington, DE 19810
Howard M. Lorber	2,035,370	(2)	8.7%
New Valley Corporation
100 S.E. Second Street
Miami, FL 33131
Lawndale Capital Management, LLC	1,424,536	(3)	6.1%
Andrew E. Shapiro
Diamond A Partners, L.P.
591 Redwood Highway
Suite 2345
Mill Valley, CA 94941
Canyon Capital Advisors LLC	1,303,635	(4)	5.6%
Mitchell R. Julis
Joshua S. Friedman
R. Christian B. Evensen
Suite 200
9665 Wilshire Boulevard
Beverly Hills, CA 90212
Carl C. Icahn	1,262,686	(5)	5.4%
c/o Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153

(1)	Based on Amendment No. 18 to Schedule 13D dated May 14, 2001, filed jointly by Vector Group, VGR Holding Inc., a direct wholly-owned subsidiary of Vector Group, New Valley Holdings Inc., a direct wholly-owned subsidiary of VGR Holding, and Bennett S. LeBow. According to the filing, VGR Holding exercises sole voting power and sole dispositive power over 85,602 Common Shares and New Valley Holdings exercises sole voting power and sole dispositive power over 12,763,516 Common Shares. Each of VGR Holding and New Valley Holdings disclaims beneficial ownership of the shares beneficially owned by the other under Rule 13d-3 under the Securities Exchange Act, or for any other purpose. Each of Vector Group and Mr. LeBow disclaims beneficial ownership of these shares under Rule 13d-3, or for any other purpose.

(2)	Based on Schedule 13D dated January 10, 2005 filed by the named individual. Includes 1,850,037 Common Shares held directly by Mr. Lorber (subject to the vesting provisions of the January 2005 restricted stock award of 1,250,000 shares, discussed below), 120,000 Common Shares held by Lorber Alpha II Partnership, a Nevada limited partnership, and 65,333 Common Shares subject to currently exercisable employee stock options. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc.

(3)	Based on Schedule 13G dated February 2, 2005, filed by the named individuals and entities. Lawndale Capital Management LLC is an investment adviser, Mr. Shapiro is the manager of Lawndale and Lawndale is the general partner of Diamond A Partners, L.P. The named entities and individual have reported that, as of December 31, 2004, Lawndale and Mr. Shapiro had shared power to vote or to direct the voting and to dispose or direct the disposition of 1,424,536 Common Shares, and Diamond A Partners, L.P. had shared power to vote or direct the voting and to dispose or direct the disposition of 1,249,938 Common Shares.

(4)	Based on Schedule 13G dated February 14, 2005, filed by the named individuals and entity. Canyon Capital Advisors LLC is an investment advisor to various managed accounts. Capital Advisors LLC is owned by entities controlled by Messrs. Julis, Friedman and Evensen. The named entity and individuals have reported that, as of December 31, 2004, the entity had sole power, and the individuals shared power, to vote or to direct the voting and to dispose or direct the disposition of 1,303,635 Common Shares.

(5)	Based on Schedule 13D dated June 4, 1999, filed by Carl C. Icahn and affiliated entities. These shares include 1,242,686 Common Shares, of which Tortoise Corp. has sole voting power and sole dispositive power, and 20,000 Common Shares, of which Little Meadows Corp. has sole voting power and sole dispositive power. Both of these corporations are 100% owned by Mr. Icahn, who has shared voting power and shared dispositive power over 1,262,686 Common Shares.

      The following table sets forth, as of the record date, the beneficial ownership of the Common Shares by each of the Company’s directors and nominees, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group. The percentage of each class includes securities of which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act. Unless otherwise indicated, each person possesses sole voting and investment power with respect to securities indicated as beneficially owned.

	Number of
	Common	Percentage
Name	Shares	of Class

Bennett S. LeBow(1)(4)	12,849,118	55.1%
Howard M. Lorber(2)(4)	2,035,370	8.7%
Richard J. Lampen(4)	0	—
Henry C. Beinstein(3)(5)	41,499	*
Arnold I. Burns(5)(6)	30,000	*
Ronald J. Kramer(5)(6)	30,000	*
Barry W. Ridings(5)(6)	30,000	*
Victor M. Rivas(5)	0	—
Marc N. Bell(7)	0	—
J. Bryant Kirkland III(7)	8,851	*
All directors and executive officers as a group (10 persons)	15,024,838	63.9%

*	The percentage beneficially owned does not exceed 1% of the class.

(1)	Includes the VGR Holding shares and the New Valley Holdings shares, as to which Mr. LeBow disclaims beneficial ownership. See footnote (1) to the preceding table.

(2)	Includes 1,850,037 Common Shares held directly by Mr. Lorber (subject to the vesting provisions of the January 2005 restricted share award of 1,250,000 shares, discussed below), 120,000 Common Shares held by Lorber Alpha II Partnership, a Nevada limited partnership, and 65,333 Common Shares subject to currently exercisable employee stock options. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc.

(3)	Includes 833 Common Shares beneficially owned by his spouse, as to which shares Mr. Beinstein disclaims beneficial ownership, and 30,000 Common Shares issuable upon exercise of options exercisable within 60 days of the record date.

(4)	The named individual is a director and an executive officer of the Company.

(5)	The named individual is a director of the Company.

(6)	Represents shares issuable upon exercise of options exercisable within 60 days of the record date.

(7)	The named individual is an executive officer of the Company.

NOMINATION AND ELECTION OF DIRECTORS
      The Company’s by-laws provide that the number of directors shall be not more than nine and not less than three as shall be determined from time to time by the board. The board of the Company currently consists of eight directors. The present term of office of all directors will expire at the annual meeting.
      Provided a quorum is present, directors are elected by a plurality of the votes cast at an election, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election as directors are discussed below. Although each nominee presently intends to serve, if any nominee is unable or unwilling to serve, the board may nominate another person in substitution. In that case, the persons named as proxies in the accompanying proxy card will vote FOR the election of the substitute nominee for director.
      The board recommends that stockholders vote FOR election of the nominees named below.

Information with Respect to Nominees
      The following table sets forth, as of the record date, certain information as to each of the nominees. Each nominee is a citizen of the United States.

			Director
Name and Address	Age	Principal Occupation	Since

Bennett S. LeBow	67	Chairman of the Board and Chief	December 1987
New Valley Corporation		Executive Officer of the Company
100 S.E. Second Street
Miami, FL 33131
Howard M. Lorber	56	President and Chief Operating	January 1991
New Valley Corporation		Officer of the Company
100 S.E. Second Street
Miami, FL 33131
Richard J. Lampen	51	Executive Vice President and	July 1996
New Valley Corporation		General Counsel of the Company
100 S.E. Second Street
Miami, FL 33131
Henry C. Beinstein	62	Partner, Gagnon Securities LLC	November 1994
Gagnon Securities LLC
1370 Avenue of the Americas
New York, NY 10022
Arnold I. Burns	75	Chairman, The QuanStar	November 1994
The QuanStar Group, LLC		Group LLC
75 Rockerfeller Plaza
New York, NY 10019
Ronald J. Kramer	46	President, Wynn Resorts, Limited	November 1994
Wynn Resorts, Limited
3145 Las Vegas Blvd., South
Las Vegas, NV 89109
Barry W. Ridings	53	Managing Director,	November 1994
Lazard Frères & Co. LLC		Lazard Frères & Co. LLC
30 Rockefeller Plaza
New York, NY 10020
Victor M. Rivas	61	Retired President and Chief	October 1999
333 East 56th Street		Executive Officer of Ladenburg
New York, NY 10021		Thalmann Financial Services Inc.

      Bennett S. LeBow has been Chairman of the Board of the Company since January 1988 and Chief Executive Officer thereof since November 1994. Mr. LeBow has been the Chairman of the Board and Chief Executive Officer of Vector Group, a New York Stock Exchange-listed holding company and the majority stockholder of the Company, since June 1990 and a director of Vector Group since October 1986, and currently holds various positions with Vector Group’s subsidiaries, which are engaged in the manufacture and sale of cigarettes.
      Howard M. Lorber has been President and Chief Operating Officer of the Company since November 1994. Since January 2001, Mr. Lorber has served as President, Chief Operating Officer and a director of Vector Group. Mr. Lorber was Chairman of the Board of Hallman & Lorber Assoc., Inc., consultants and actuaries to qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and a consultant to these entities since January 2005; a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1990 and Chief Executive Officer since November 1993 of Nathan’s Famous, Inc., a chain of fast food restaurants; a consultant to Vector Group and its subsidiaries from January 1994 to January 2001; a director of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; and Chairman of the Board of Ladenburg Thalmann Financial Services Inc. since May 2001. He is also a trustee of Long Island University.
      Richard J. Lampen has been Executive Vice President and General Counsel of the Company since October 1995 and serves as a director of New Valley. Since July 1996, Mr. Lampen has served as Executive Vice President of Vector Group and since November 1998 as President and Chief Executive Officer of CDSI Holdings Inc. Mr. Lampen is a director of CDSI and Ladenburg Thalmann Financial Services. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a Managing Director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers Inc from 1986 to April 1992. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation, The International Bank of Miami, N.A. and Spec’s Music, Inc., as well as a court-appointed independent director of Trump Plaza Funding, Inc.
      Henry C. Beinstein has been a partner of Gagnon Securities LLC, a broker-dealer, since January 2005 and a money manager and registered representative of such firm since September 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. Mr. Beinstein has been a director of Ladenburg Thalmann Financial Services since May 2001 and a director of Vector Group since March 2004.
      Arnold I. Burns has been Chairman of The QuanStar Group, LLC, a strategic management company, since January 2004. He was a Managing Director at Natexis Bleichroeder, Inc., an investment bank, from February 1999 to December 2003. Mr. Burns was a partner of Proskauer Rose LLP from September 1988 to January 1999. Mr. Burns was Associate Attorney General of the United States in 1986 and Deputy Attorney General from 1986 to 1988.
      Ronald J. Kramer has been the President of Wynn Resorts, Limited, a resort casino and hotel development company, since April 2002. Mr. Kramer served as a Managing Director at Dresdner Kleinwort Wasserstein, Inc., an investment bank, from July 1999 to October 2001. Mr. Kramer was the Chairman of the Board and Chief Executive Officer of Ladenburg Thalmann & Co. Inc., a broker-dealer and investment bank, from December 1995 to July 1999. Until December 2001, Ladenburg Thalmann & Co. was an indirect subsidiary of the Company. Mr. Kramer currently serves as a director of Wynn Resorts, Limited, Griffon Corporation, Lakes Entertainment, Inc. and Monster Worldwide, Inc.
      Barry W. Ridings has been a Managing Director at Lazard Frères & Co. LLC, an investment bank, since July 1999. Mr. Ridings was a Managing Director of Deutsche Banc Alex. Brown, an investment bank, from March 1990 to June 1999. Mr. Ridings currently serves as a director of Siem Industries Inc.
      Victor M. Rivas retired in March 2004 as President and Chief Executive Officer of Ladenburg Thalmann Financial Services, a broker-dealer holding company, a position he held since May 2001. Mr. Rivas was affiliated with Ladenburg Thalmann & Co. Inc. from 1997 to March 2004 and was its Chairman and Chief Executive Officer from July 1999 to March 2004.
Board of Directors and Committees
      The Company is a “controlled company” as defined in Rule 4350(c)(5) of the NASDAQ Marketplace Rules because more that 50% of its voting power is held by Vector Group. Therefore, the Company is exempt from the requirements of Rule 4350(c) with respect to the Company having a majority of independent directors on the Board, the compensation and nominating committees being composed solely of independent directors, the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and director nominees being selected or recommended for the Board’s selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.
      During 2004, the Board held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and of each committee of which he was a member held during such period except for Mr. Kramer. To ensure free and open discussion and communication among the non-employee directors of the Board, the non-employee directors meet in executive session periodically, with no members of management present. During 2004, the executive committee (composed of Messrs. LeBow, as Chairman, Lorber and Burns) met informally, and the audit committee (composed of Messrs. Beinstein, as Chairman, Burns, Kramer and Ridings) met six times. The compensation committee (composed of Messrs. Beinstein, Burns, Kramer and Ridings) met twice. The stock plan committee (composed of Messrs. Beinstein and Ridings) did not meet.
      The executive committee exercises, in the intervals between meetings of the Board, all the powers of the board in the management and affairs of the Company, except for matters expressly reserved by law for board action.
      The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes; appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and reviews and pre-approves audit and permissible non-audit services. See “Audit Committee Report”. The Board has determined that each member of the audit committee is an “independent director” in accordance with the NASDAQ Marketplace Rules and that Mr. Beinstein is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. In March 2004, the audit committee adopted a revised written charter, which was ratified by the Board in April 2004.
      The compensation committee reviews and approves management compensation matters.
      The stock plan committee administers the Company’s 2000 Long-Term Incentive Plan.
      The Company does not have a standing nominating committee at this time. As a controlled company, the NASDAQ Marketplace Rules do not require the Company to have a standing nominating committee and the Board believes that it is not necessary or appropriate to have such a committee. Nominations of directors are made by the full Board, with the advice of the Company’s majority stockholder, Vector Group. Four of the eight members of the Board, Messrs. Beinstein, Burns, Kramer and Ridings, are “independent directors” in accordance with the NASDAQ Marketplace Rules. The Board will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to the Secretary of the Company. Board members should have backgrounds or skills that when combined provide a portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. If the Company were to receive recommendations of candidates from the Company’s stockholders, the Board would consider such recommendations in the same manner as all other candidates.
      The Company’s code of business conduct and ethics is available on the investor relations section of the Company’s website (www.newvalley.com).

Executive Compensation
      The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 2004, the Company’s Chief Executive Officer and the other executive officers whose cash compensation exceeded $100,000 (collectively, the “named executive officers”).
SUMMARY COMPENSATION TABLE(1)

						Long-Term
		Annual Compensation				Compensation

							Securities
							Under-
				Other		Restricted	Lying	All
Name and				Annual		Stock	Options	Other
Principal Position	Year	Salary	Bonus	Compensation		Award(s)	(#)	Compensation

Bennett S. LeBow	2004	$2,000,000	—	$90,000	(2)	—	—	—
Chairman and Chief	2003	2,000,000	—	90,000	(2)	—	—	—
Executive Officer	2002	2,000,000	—	59,503	(2)	—	—	—
Howard M. Lorber	2004	1,882,341	1,500,000	90,000	(3)	—	—	—
President and Chief	2003	1,822,587	1,500,000	149,437	(3)	—	—	—
Operating Officer	2002	1,769,004	2,000,000	131,973	(3)	—	—	—
Richard J. Lampen	2004	750,000	100,000	—		—	—	$6,150	(7)
Executive Vice President	2003	750,000	—	—		—	—	6,000	(7)
and General Counsel(4)	2002	750,000	—	—		—	—	6,000	(7)
Marc N. Bell	2003	375,000	50,000	—		—	—	6,150	(7)
Vice President, Associate	2002	375,000	—	—		—	—	6,000	(7)
General Counsel and Secretary(5)	2001	375,000	—	—		—	—	6,000	(7)
J. Bryant Kirkland III	2003	250,000	50,000	—		—	—	6,150	(7)
Vice President, Chief	2002	250,000	—	—		—	—	6,000	(7)
Financial Office and Treasurer(6)	2001	250,000	—	—		—	—	6,000	(7)

(1)	Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules.

(2)	Represents an allowance paid by the Company to an entity affiliated with Mr. LeBow for lodging and related business expenses.

(3)	Represents an allowance paid by the Company to Mr. Lorber for lodging and related business expenses of $90,000 for 2004, 2003 and 2002 and an automobile allowance paid by the Company of $59,437 for 2003 and $41,973 for 2002.

(4)	The table reflects 100% of Mr. Lampen’s salary and bonus, all of which are paid by the Company. Of Mr. Lampen’s salary from the Company, $187,500 per year has been reimbursed to the Company by Vector Group and $25,000 of his 2004 bonus was reimbursed to the Company by Vector Group.

(5)	The table reflects 100% of Mr. Bell’s salary, all of which are paid by Vector Group. Of Mr. Bell’s salary from Vector Group, $187,500 has been reimbursed to Vector Group by the Company and $25,000 of his 2004 bonus was reimbursed to Vector Group by the Company.

(6)	The table reflects 100% of Mr. Kirkland’s salary and bonus, all of which are paid by the Company. Of Mr. Kirkland’s salary from the Company, $62,500 per year has been reimbursed to the Company by Vector Group and $12,500 of his 2004 bonus has been reimbursed to the Company by Vector Group.

(7)	Represents 401(k) plan contributions.

      The following table sets forth certain information concerning unexercised options held by the named executive officers as of December 31, 2004. There were no stock options exercised by the named executive officers during 2004.
Aggregated Fiscal Year-End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options at		Options at
	December 31, 2004		December 31, 2004*

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Howard M. Lorber
Common Shares	65,333	—	$69,496	$—

*	Calculated using the closing price of $6.74 per Common Share on December 31, 2004 less the option exercise price.
Equity Compensation Plan Information
      The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2004.

			Number of Securities Remaining
	Number of Securities to		Available for Future Issuance
	Be Issued Upon Exercise	Weighted-Average Exercise	Under Equity Compensation
	of Outstanding Options,	Price of Outstanding	Plans (Excluding Securities
	Warrants and Rights	Options, Warrants and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	120,000 Common Shares	$4.20	2,511,724 Common Shares
Equity compensation plans not approved by security holders(2)	65,333 Common Shares	$5.68	-0-
Total	185,333 Common Shares	$4.72	2,511,724 Common Shares

(1)	Includes options to purchase Common Shares under the stockholder-approved Non-Employee Directors Stock Option Program.

(2)	Includes ten-year options granted to Mr. Lorber in November 1996 to purchase 33,000 Common Shares at an aggregate exercise price of $191,400 and 32,333 Common Shares at an aggregate exercise price of $179,448.
Compensation of Directors
      In 2004, each non-employee director of the Company received an annual fee of $35,000 for serving on the board of directors, an annual fee of $60,000 for serving on the executive committee thereof and a $1,000 fee for attendance at each meeting of the board of directors or a committee thereof other than the executive committee. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board.
      Under the Company’s Non-Employee Directors Stock Option Program, each non-employee director will automatically be granted an option to acquire 5,000 Common Shares upon reelection as a director at the 2005 annual meeting. The exercise price for each option awarded under the program will be the fair market value of a Common Share on the date of grant. Each option will be exercisable on the first anniversary of the date of grant.

Employment Agreements
      Bennett S. LeBow is a party to an employment agreement with the Company dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the 60-day period before this date. As of January 1, 2005, Mr. LeBow’s annual base salary was $2,000,000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times his then current base salary.
      Howard M. Lorber is a party to an employment agreement with the Company dated June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2005, Mr. Lorber’s annual base salary was $1,953,177. Mr. Lorber’s salary is subject to an annual cost of living adjustment. In addition, the Board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. The Board may also award an annual bonus to Mr. Lorber in its sole discretion. The Board awarded Mr. Lorber a bonus of $1,500,000 for 2004. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.
      Richard J. Lampen is a party to an employment agreement with the Company dated September 22, 1995. The agreement had an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period before the termination date. As of January 1, 2005, his annual base salary was $750,000. In addition, the Board may award an annual bonus to Mr. Lampen in its sole discretion. The Board awarded Mr. Lampen a bonus of $100,000 for 2004. The Board may increase but not decrease Mr. Lampen’s base salary from time to time in its sole discretion. Following termination of his employment without cause, he would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.
      J. Bryant Kirkland III is a party to an employment agreement with the Company dated August 1, 1999. The agreement had an initial term of one year from August 1, 1999 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period prior to the termination date. As of January 1, 2005, his annual base salary was $250,000. In addition, the Board of Directors may award an annual bonus to Mr. Kirkland in its sole discretion. The Board awarded Mr. Kirkland a bonus of $50,000 for 2004. The Board may increase but not decrease Mr. Kirkland’s base salary from time to time in its sole discretion. Following termination of his employment without cause, Mr. Kirkland would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.
2005 Restricted Share Award
      On January 10, 2005, the Company awarded Mr. Lorber, the President and Chief Operating Officer of the Company, a restricted stock grant of 1,250,000 shares of the Company’s Common Shares pursuant to the Company’s 2000 Long-Term Incentive Plan. Under the terms of the award, one-seventh of the shares vest on July 15, 2005, with an additional one-seventh vesting on each of the five succeeding one-year anniversaries of the first vesting date through July 15, 2010 and an additional one-seventh vesting on January 15, 2011. In the event his employment with the Company is terminated for any reason other than his death, his disability or a change of control of the Company or Vector Group, any remaining balance of the shares not previously vested will be forfeited by him. The Company will record deferred compensation of $8,886,000 representing the fair market value of the restricted shares on the date of the grant. The deferred compensation will be amortized over the vesting period as a charge to compensation expense. The Company anticipates recording $1,857,000 in compensation expense in 2005, $1,269,000 as compensation expense in each of the years from 2006 to 2009, $1,899,000 in 2010 and $52,000 in 2011.
Compensation Committee Interlocks and Insider Participation
      During 2004, Mr. Lorber, an executive officer of the Company, served as a member of the Ladenburg Thalmann Financial Services compensation committee. Mr. Rivas, a director of the Company, was the President and Chief Executive Officer of Ladenburg Thalmann Financial Services from May 2001 until his retirement in March 2004.
Certain Relationships and Related Transactions
      In December 2001, the Company distributed its 53.6% interest (22,543,158 shares) in Ladenburg Thalmann Financial Services Inc. (“LTS”) common stock to holders of the Company’s Common Shares through a special dividend. The Company’s stockholders received 0.988 of a LTS share for each share of the Company. On the same date, Vector Group distributed the 12,694,929 shares of LTS common stock that it received from the Company to the holders of Vector Group’s common stock as a special dividend. The Company had acquired the LTS shares in May 2001, along with cash and an $8,010,000 7.5% convertible promissory note due December 31, 2005 of LTS, in connection with LTS’ acquisition of the Company’s 80.1%-owned subsidiary, Ladenburg Thalmann & Co. As a result of the distributions of the LTS shares, Mr. LeBow became the beneficial owner of more than 5% of the LTS common stock. Since May 2001, Messrs. LeBow (until September 2003), Lorber, Beinstein and Rivas (until March 2004) have served as directors of LTS, and Mr. Lampen has served in that capacity since January 2002. Mr. Rivas served as President and Chief Executive Officer of LTS from May 2001 until his retirement in March 2004, and J. Bryant Kirkland III, the Company’s Vice President and Chief Financial Officer, served as Chief Financial Officer of LTS from June 2001 until October 2002. In 2002, LTS accrued compensation of $100,000 for Mr. Kirkland in connection with his services, which was paid in four quarterly installments commencing April 1, 2003.
      In November 2004, the Company entered into a debt conversion agreement with LTS and the other remaining holder of LTS’ convertible notes. The Company and the other holder agreed to convert their notes, with an aggregate principal amount of $18,000,000, together with the accrued interest, into common stock of LTS. Pursuant to the debt conversion agreement, the conversion price of the notes held by the Company was reduced from the previous conversion price of approximately $2.08 to $0.50 per share, and the Company and the other holder each agreed to purchase $5,000,000 of LTS common stock at $0.45 per share.
      The note conversion transaction was approved by the LTS shareholders in January 2005 and closed in March 2005. At the closing, the Company’s note, representing approximately $9,938,000 of principal and accrued interest, was converted into 19,876,358 shares of LTS common stock and the Company purchased 11,111,111 LTS shares.
      LTS borrowed $1,750,000 from the Company in 2004 and an additional $1,750,000 in the first quarter 2005. The loans, which bore interest at 2% above prime, were due on the earlier of January 15, 2006 or the tenth business day following the completion of one or more debt or equity financings where LTS receives at least $10,000,000 in total proceeds. At the closing of the note conversion agreement, the Company delivered these notes for cancellation as partial payment for its purchase of LTS common stock.
      On March 30, 2005, the Company distributed the 19,876,358 shares of LTS common stock it acquired from the conversion of the notes to holders of the Company’s Common Shares through a special dividend. The Company’s stockholders of record as of March 18, 2005 received 0.852 of a LTS share for each share of the Company.
      In March 2002, LTS borrowed $2,500,000 from the Company. The loan, which bears interest at 1% above the prime rate, was due on December 31, 2003. In July 2002, LTS borrowed an additional $2,500,000 from the Company on the same terms. In November 2002, the Company agreed, in connection with a $3,500,000 loan to LTS by an affiliate of its clearing broker, to extend the maturity of the notes to December 31, 2006 and to subordinate the notes to the repayment of the loan.
      The Company evaluated its ability to collect the $13,198,000 of notes receivable and related interest from LTS at September 30, 2002. These notes receivable included the $5,000,000 of notes issued in 2002 and the $8,010,000 convertible note issued to the Company in May 2001. The Company determined, based on the then current trends in the broker-dealer industry and LTS’ operating results and liquidity needs, that a reserve for uncollectibility should be established against these notes and interest receivable. As a result, the Company recorded a charge of $13,198,000 in the third quarter of 2002.
      Following the March 2005 distribution, the Company held the 11,111,111 shares of LTS common stock (approximately 9.0% of the outstanding shares), the $5,000,000 of notes due December 31, 2006 and a warrant to purchase 100,000 shares of its common stock at $1.00 per share.
      In 1995, the Company and Vector Group entered into an expense sharing agreement pursuant to which certain lease, legal support and administrative expenses are allocated to the entity incurring the expense. The Company reimbursed Vector Group net amounts of approximately $562,000 in 2004 under this agreement. This arrangement with Vector Group has continued in 2005.
      Mr. Lorber was the Chairman of the Board of Hallman & Lorber in 2004 and, since January 2005, has served as a consultant to such company. During 2004, Mr. Lorber and Hallman & Lorber and its affiliates received ordinary and customary insurance commissions aggregating approximately $186,000 on various insurance policies issued for the Company and its subsidiaries and investees. Mr. Lorber and Hallman & Lorber and its affiliates have continued to provide services to the Company in 2005.
      Mr. Lorber is a shareholder and registered representative in Aegis Capital Corp., a broker-dealer to which the Company paid $46,000 in brokerage commissions and other income in 2004. Aegis Capital has continued to provide services to the Company in 2005.
      See note 9 to the Company’s consolidated financial statements, in the accompanying annual report, for information concerning pending lawsuits against the directors relating to the Company’s purchase of BrookeMil Ltd. from a subsidiary of Vector Group in January 1997 and the Company’s June 1999 recapitalization, which note should be deemed part of this proxy statement.
Compensation Committee Report on Executive Compensation
      The policy of the Company regarding the compensation of its executive officers is to maintain a total compensation program competitive with comparable companies so as to attract and retain highly qualified personnel.
      In June 1995, the Company entered into employment agreements with Messrs. LeBow and Lorber, after it had engaged an independent executive compensation advisor to advise as to their compensation. In addition, the Company had appointed Messrs. Burns, Ridings and a former director as members of an ad hoc committee to review the advisor’s report and make a recommendation to the board on their compensation. The committee evaluated various factors, including the roles of Messrs. LeBow and Lorber in effecting recent material transactions entered into by the Company, their prior services to the Company, and the compensation levels of other senior executive officers at comparable companies performing comparable services. In determining the appropriate compensation level for Mr. LeBow’s employment agreement, the board, after a review of such matters, including the recommendation of the committee and the report of the advisor, accepted the recommendation of the committee. First, the board noted that the Company’s bankruptcy plan provided that the compensation paid to Mr. LeBow for services rendered in his capacity as an officer or director of the Company could not exceed $2,000,000 per year, and that these restrictions were extensively discussed during the Company’s reorganization proceedings. The board of directors then determined, based upon additional recommendations of the committee and the advisor’s report, that:

•	implementation of the Company’s strategy of acquisitions and dispositions would involve complex matters requiring dedicated senior management;

•	Mr. LeBow possessed substantial experience in acquiring and managing operating companies;

•	the proposed annual compensation level of $2,000,000 for Mr. LeBow was reasonable compared to the compensation levels of other chief executive officers at comparable companies performing comparable services; and

•	because Mr. LeBow’s compensation was limited to $2,000,000 per year under the Company’s bankruptcy plan, as indicated above, Mr. LeBow would not receive any bonus or other payment based upon the Company’s performance. (These provisions of the bankruptcy plan terminated upon consummation of the Company’s recapitalization in June 1999.)
      In determining the compensation levels of the Company’s other executive officers, the compensation committee reviews the officer’s prior experience, including in acquiring and managing operating companies, and the officer’s contribution to the Company’s strategy. The compensation committee also compares the salary of the officer with the compensation levels of other executive officers performing comparable services, both in the Company and of comparable companies. The employment agreements of certain executive officers provide for the payment of bonuses at the sole discretion of the board.
      Mr. Lorber, the President and Chief Operating Officer of the Company, was awarded a bonus of $1,500,000 for 2004. The bonus award was based on Mr. Lorber’s performance during the year and, in particular, his oversight and management of the Company’s 50%-owned investee Douglas Elliman Realty LLC, which operated the largest residential real estate brokerage company in the New York metropolitan area. Under the terms of his employment agreement, Mr. Lorber’s salary is subject to an annual cost of living adjustment.
      Based on various factors, including those specified above, Messrs. Lampen and Kirkland were awarded bonuses of $100,000 and $50,000, respectively, for 2004.
      Section 162(m) of the Internal Revenue Code generally provides that no publicly held company may deduct compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

•	the compensation is payable solely on account of the attainment of performance goals;

•	the performance goals are determined by a compensation committee of two or more outside directors;

•	the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and

•	the compensation committee certifies that the performance goals were met.
      This limitation is applicable to compensation paid by the Company to certain of its executive officers. The effect of the Code Section 162(m) limitation is substantially mitigated by the Company’s net operating losses, although the amount of any deduction disallowed under Code Section 162(m) could increase the Company’s alternative minimum tax by up to 2% of such disallowed amount.
      This report is submitted by the compensation committee of the Company.

Henry C. Beinstein
Arnold I. Burns
Ronald J. Kramer
Barry W. Ridings

Audit Committee Report
      This audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
      Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP, the Company’s independent auditors, is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards and for expressing an opinion on those financial statements based on their audit. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with the Company’s management and its independent auditors.
      The committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
      The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described under the caption “Audit and Non-Audit Fees” is compatible with maintaining the independence of the independent auditors.
      Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
      This report is submitted by the audit committee of the Company.

Henry C. Beinstein, Chairman
Arnold I. Burns
Ronald J. Kramer
Barry W. Ridings
Audit and Non-Audit Fees
      The audit committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers LLP, as well as the fees charged by PricewaterhouseCoopers LLP for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before PricewaterhouseCoopers LLP is engaged to render audit or non-audit services, the engagement is approved by the audit committee. All of the services provided and fees charged by PricewaterhouseCoopers LLP in 2004 were pre-approved by the audit committee.
      Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q were $196,500 for 2004 and $215,400 for 2003, net of expenses.
      Audit-Related Fees. No fees were billed by PricewaterhouseCoopers LLP for audit-related professional services in 2004 and 2003.
      Tax Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for tax services were $24,491 for 2004 and $53,825 for 2003, net of expenses. The services were primarily for state tax advice.
      All Other Fees. No fees were billed by PricewaterhouseCoopers LLP for other services in 2004 and 2003.

Performance Graph
      The following graph compares the total annual return of the Company’s Common Shares, the S&P 500 Index, the S&P SmallCap 600 Index, and the NASDAQ Composite Index for the five years ended December 31, 2004. The graph assumes the value of the investment in the Common Shares and each index was $100 on December 31, 1999 and that all dividends were reinvested. Information for the Company’s Common Shares includes the value of the December 20, 2001 distribution to the Company’s stockholders of shares of Ladenburg Thalmann Financial Services common stock and assumes the stock was held by such stockholders until December 31, 2004. No other dividends or distributions were paid on Common Shares in the years indicated below. The Company does not believe that it can reasonably identify a “peer group” and, in lieu thereof, it has included statistical information with respect to companies in the S&P 500 Index, the S&P SmallCap 600 Index and the NASDAQ Composite Index.

	12/99	12/00	12/01	12/02	12/03	12/04

New Valley Corporation	100	65	104	94	105	158
S&P 500	100	91	81	63	80	89
S&P SmallCap 600	100	112	119	102	141	173
NASDAQ Composite	100	61	48	33	50	55
APPROVAL OF DECREASE IN NUMBER OF AUTHORIZED COMMON SHARES
      The Company’s Certificate of Incorporation currently authorizes the issuance of 100,000,000 Common Shares and 10,000,000 shares of Preferred Stock. In April 2005, the board of directors adopted a resolution approving, and declared advisable, subject to stockholder approval, an amendment to the Certificate of Incorporation to decrease the number of the Company’s authorized Common Shares from 100,000,000 to 50,000,000 shares. If the stockholders approve this proposal, the first paragraph of Article THIRD of the Company’s Certificate of Incorporation will be amended to read in its entirety as follows:

“The aggregate number of shares which the Corporation shall have authority to issue shall consist of (i) 10,000,000 shares, par value $1.00 per share, designated as Class C Preferred Shares (the “Class C Preferred Shares”) and (ii) 50,000,000 shares, par value $.01 per share, designated as Common Shares (the “Common Shares”).”

      The Board of Directors is in favor of decreasing the number of authorized shares for the following reasons:

•	The Board of Directors does not foresee a need in the near term to issue numbers of Common Shares approaching the amounts that are currently authorized and unissued; and

•	Reducing the number of authorized Common Shares will significantly reduce the amount of Delaware franchise tax payable by the Company.
      The approval and adoption of this amendment will not affect in any way the validity of currently outstanding stock certificates and will not require you to surrender or exchange any stock certificates that you currently hold. The rights of the Company’s stockholders will not be affected by the decrease in the number of authorized Common Shares.
      As of the record date, the Company had a total of 23,332,036 Common Shares issued and outstanding. Additionally, the Company had 185,333 Common Shares potentially needed for issuance of outstanding stock options and 1,261,724 shares reserved for future option grants. As of the record date, no shares of the Company’s Preferred Stock, of which 10,000,000 shares are authorized, were issued or outstanding.
      The board of directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this proposal, including, without limitation, editorial modifications or any other change to the amendment to the Company’s Certificate of Incorporation which the board of directors may adopt without stockholder vote in accordance with the Delaware General Corporation Law.
      Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposal to amend the Company’s Certificate of Incorporation.
      The affirmative vote of the holders of a majority of the outstanding Common Shares will be required to approve this amendment to the Company’s Certificate of Incorporation. As a result, shares with respect to which authority is withheld, abstentions and broker shares that are not voted will have the same effect as votes against this proposal.
      The board recommends a vote FOR the amendment to the Certificate of Incorporation to decrease the number of Common Shares authorized for issuance.
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
      PricewaterhouseCoopers LLP has been the independent accountants for the Company since March 1995 and will serve in that capacity for the 2005 fiscal year unless the audit committee deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they so desire.
MISCELLANEOUS
Annual Report
      The Company has mailed, with this proxy statement, copies of the annual report to each stockholder as of the record date. If a stockholder requires an additional copy of the annual report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s secretary at New Valley Corporation, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, as well as persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file.
      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2004, all reporting persons have timely complied with all filing requirements applicable to them.
Stockholder Communications
      Any stockholder wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s secretary at New Valley Corporation, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. The secretary will forward these communications directly to the director(s) in question. The independent directors of the Board review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.
      Although the Company does not have a policy with regard to Board members’ attendance at the annual meeting of stockholders, all of the directors are invited to attend such meeting. Two of the Company’s directors were in attendance at the Company’s 2004 annual meeting.
Stockholder Proposals for the 2006 Annual Meeting
      Proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Securities Exchange Act must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Marc N. Bell, Secretary, on or before December      , 2005 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by March      , 2006.
Other Matters
      The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for expenses incurred in forwarding soliciting material to the beneficial owners of Common Shares.
      The board of directors knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted on such matters in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

Bennett S. LeBow
Chairman of the Board of Directors
Date: April      , 2005

NEW VALLEY CORPORATION

PROXY

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2005 ANNUAL MEETING OF
STOCKHOLDERS OF NEW VALLEY CORPORATION

               The undersigned record holder of Common Shares, $.01 par value, of New Valley Corporation (the “Company”) hereby constitutes and appoints each of Marc N. Bell and J. Bryant Kirkland III attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2004 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, May 23, 2005 at 2:00 p.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR approval of Item 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.	Election of Directors:

	FOR ALL NOMINEES	☐

	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐

	FOR ALL EXCEPT (See instructions below)	☐

               Nominees: Bennett S. LeBow, Howard M. Lorber, Richard J. Lampen, Henry C. Beinstein, Arnold I. Burns, Ronald J. Kramer, Barry W. Ridings and Victor M. Rivas.

               INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

Item 2.	Proposal to decrease authorized Common Shares to 50,000,000 shares:

FOR ☐ AGAINST ☐ ABSTAIN ☐

               The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of the nominees and FOR the decrease in the authorized Common Shares.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date	Signature of Stockholder	Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.